Exhibit (e)(3)

April 26, 2013

Bayer HealthCare LLC,

555 White Plains Road,

Tarrytown, New York 10591.

Re:	Confidentiality Undertaking

Dear Sirs:

In connection with certain non-public confidential financial information (the “Confidential Information”) concerning Bayer HealthCare LLC (“BHC”) to be furnished to us by BHC or its representatives in connection with BHC’s consideration of a possible negotiated transaction between BHC, one of BHC’s subsidiaries and us (the “Proposed Transaction”), Conceptus, Inc. (“Conceptus”) hereby agrees to (i) keep confidential (and not disclose to third parties other than its advisors who need to know) the Confidential Information, other than (but only to such extent) disclosure that is required by legal process or regulatory review, and (ii) to use the Confidential Information only for the purpose of evaluating the Proposed Transaction. Upon request of BHC, Conceptus will destroy the Confidential Information and certify such destruction in writing.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law. Please signify your acceptance of this letter by signing the enclosed counterpart.

Very truly yours, CONCEPTUS, INC.

By:	/s/ Julie A. Brooks
Name: Julie A. Brooks
Title: EVP, General Counsel

Agreed to and accepted: BAYER HEALTHCARE LLC

By:	/s/ Michael McDonald
Name: Michael McDonald
Title: VP, Assistant Secretary